EXHIBIT 7

INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Post-Effective Amendment No. 1 to the Registration Statement on Form S-6 (Reg. No. 333-65048) of Sun Life of Canada (U.S.) Variable Account G of our report dated February 15, 2002 appearing in the Prospectus, which is part of such Registration Statement, to the use of our report dated February 15, 2002 accompanying the financial statements of Sun Life Assurance of Canada (U.S.) appearing in the Prospectus, which is part of such Registration Statement and to the incorporation by reference of our report dated February 15, 2002 appearing in the Annual Report on Form 10-K of Sun Life Assurance Company of Canada (U.S.) for the year ended December 31, 2001.

We also consent to the references to us under the headings "Accountants" in such Prospectus.

DELOITTE & TOUCHE LLP

Boston, Massachusetts

April 22, 2002